Exhibit 99.1
SIGNET JEWELERS REPORTS SECOND QUARTER RESULTS ABOVE EXPECTATIONS AND RAISES FY22 GUIDANCE

Same store sales1 up 97.4% with operating profit more than threefold to this time last year
Strong customer response to Connected Commerce and differentiated assortment across banners

HAMILTON, Bermuda, September 2, 2021 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended July 31, 2021 (“second quarter Fiscal 2022”).

“Our Signet team delivered strong second quarter top and bottom line performance with continued execution of our Inspiring Brilliance strategy, enabling us to maximize jewelry category strength and capture share over the last year,” said Virginia C. Drosos, Chief Executive Officer. “Our performance this quarter demonstrates that our banner value propositions, product newness, always-on marketing and connected commerce experiences are resonating with new and loyal customers. We are raising our guidance for the year reflecting our business strength and confidence in our growth strategy while remaining cautious regarding the impacts of the macro environment, particularly in the fourth quarter. I’m proud and appreciative of our team - they continue to embrace our new consumer inspired capabilities with excellence.”
“We expanded our share repurchase authorization to $225 million, reflecting our confidence in Signet’s long-term growth opportunities. Our performance this quarter generated strong cash flow from operating activities as well as incremental cost savings. Our cash position reflects the efficiency and focus of our now 3.5 years of transformation and provides for further investment as we remain focused on our capital priorities to invest in our growth strategy, progress toward our leverage goals, as well as return capital to shareholders,” said Joan Hilson, Chief Financial and Strategy Officer.

Second Quarter Fiscal 2022 Highlights:
•Total sales were $1.8 billion, an increase of more than $900 million to Q2 of FY21 and more than $423 million to Q2 of FY20.
•Q2 same store sales (“SSS”) up 97.4% (1) to Q2 of FY21 and up 38.1% to Q2 of FY20.
•eCommerce sales were $336.2 million, up 24.5% to Q2 of FY21 and up 114.3% to Q2 of FY20.
•Brick and mortar SSS up 130.8% to Q2 of FY21 and up 27.5% to Q2 of FY20.
•GAAP operating income of $225.4 million, up from a loss of $89.7 million in Q2 of FY21 and a loss of $22.4 million in Q2 of FY20.
•Non-GAAP operating income of $223.0 million, up from a loss of $41.7 million in Q2 of FY21 and income of $53.1 million in Q2 of FY20.
•GAAP diluted earnings per share ("EPS") of $3.60, up from a loss per share of $1.73 in Q2 of FY21 and a loss per share of $0.86 in Q2 of FY20.
•Non-GAAP diluted EPS(2) of $3.57, an increase from a loss per share of $1.13 in Q2 of FY21 and EPS of $0.51 in Q2 of FY20.
•Cash flow from operating activities to date of $458.5 million, including $81.3 million from the sale of credit card receivables, up more than $300 million and $210 million to this time in FY21 and FY20, respectively.
(1) Same store sales include physical store sales and eCommerce sales.
(2) See non-GAAP reconciliation page.

	Fiscal 22 Q2	Fiscal 21 Q2	Fiscal 20 Q2
Sales ($ in millions)	$1,788.1	$888.0	$1,364.4
SSS % change (1)	97.4%	(31.3)%	(1.5)%
GAAP
Operating income (loss)	$225.4	$(89.7)	$(22.4)
Operating income (loss) as % of sales	12.6%	(10.1)%	(1.6)%
GAAP Diluted EPS	$3.60	$(1.73)	$(0.86)
Non-GAAP (2)
Non-GAAP operating income (loss)	$223.0	$(41.7)	$53.1
Non-GAAP operating income (loss) as % of sales	12.5%	(4.7)%	3.9%
Non-GAAP Diluted EPS	$3.57	$(1.13)	$0.51
(1) Same store sales include physical store sales and eCommerce sales.
(2) See non-GAAP reconciliation page.

Second Quarter Fiscal 2022 Results:

	Change from previous year
Second Quarter Fiscal 2022	Same store sales	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	97.6%	1.8%	99.4%	0.6%	100.0%	$1,645.7
International segment	95.1%	(1.2)%	93.9%	20.4%	114.3%	$130.7
Other segment (1)	—%	192.5%	192.5%	—%	192.5%	$11.7
Signet	97.4%	2.0%	99.4%	2.0%	101.4%	$1,788.1
(1) Includes sales from Signet’s diamond sourcing initiative.

By operating segment:
North America
•North America SSS increased 97.6% versus last year (40.2% versus 2 years ago), with broad-based category strength. Average transaction value ("ATV") increased 10.0% and the number of transactions increased 70.1% compared to the second quarter last year.
•Brick and mortar SSS grew 130.4% versus last year (29.4% versus 2 years ago). eCommerce sales grew 25.8% versus last year (117.2% versus 2 years ago).
International
•International SSS increased 95.1% versus last year (18.2% versus 2 years ago). ATV decreased 4.5% and the number of transactions increased 89.5% compared to the second quarter of last year.
•Brick and mortar SSS grew 136.0% versus last year (9.7% versus 2 years ago). eCommerce sales grew 9.7% versus last year (81.7% versus 2 years ago).

GAAP gross margin was $717.6 million, or 40.1% of sales, up 1,480 bps versus the prior year quarter and up 650 bps versus the second quarter of FY20. The majority of gross margin rate improvement was driven by leveraging of fixed costs such as occupancy, further enhanced by real estate optimization and merchandise strategies.

SG&A was $502.6 million, or 28.1% of sales, 180 bps favorable to the prior year quarter and 210 bps favorable to the second quarter of FY20. The rate improvement was primarily driven by higher store labor productivity and more favorable terms with credit partners, partially offset by higher marketing investments.
GAAP operating income was $225.4 million or 12.6% of sales. The operating income compares to an operating loss of $89.7 million, or (10.1)% of sales in the prior year second quarter and operating loss of $22.4 million, or (1.6)% of sales in Q2 of FY20.
Non-GAAP operating income was $223.0 million, or 12.5% of sales, compared to Non-GAAP operating loss of $41.7 million, or (4.7)% of sales in prior year second quarter and non-GAAP operating income of $53.1 million, or 3.9% of sales in Q2 of FY20.

	Second quarter Fiscal 2022		Second quarter Fiscal 2021
GAAP Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$237.3	14.4%	$(57.0)	(6.9)%
International segment	15.5	11.9%	(15.6)	(25.6)%
Other segment	(0.1)	(0.9)%	(0.2)	(5.0)%
Corporate and unallocated expenses	(27.3)	nm	(16.9)	nm
Total GAAP operating income (loss)	$225.4	12.6%	$(89.7)	(10.1)%

	Second quarter Fiscal 2022		Second quarter Fiscal 2021
Non-GAAP Operating income (loss) in millions (1)	$	% of sales	$	% of sales
North America segment	$235.5	14.3%	$(12.0)	(1.5)%
International segment	15.5	11.9%	(11.8)	(19.3)%
Other segment	(0.1)	(0.9)%	(0.2)	(4.0)%
Corporate and unallocated expenses	(27.9)	nm	(17.7)	nm
Total Non-GAAP operating income (loss)	$223.0	12.5%	$(41.7)	(4.7)%
(1) See non-GAAP reconciliation page.
nm Not meaningful

The current quarter GAAP income tax benefit was $3.5 million including a discrete tax benefit of $49.8 million resulting from the reversal of the valuation allowance recorded against certain state deferred tax assets as the Company’s performance has improved significantly since the allowance was recorded. This compares to an income tax benefit of $17.2 million in the prior year second quarter.
GAAP Diluted EPS was $3.60, including the gain on sale of in-house credit receivables. Excluding that gain, diluted EPS was $3.57 on a non-GAAP basis. GAAP and non-GAAP diluted EPS in the quarter includes the dilutive impact of the preferred shares in the share count based on the level of net income this quarter.

Balance Sheet and Statement of Cash Flows Highlights:
Total liquidity was $2.8 billion at quarter end, consisting of cash of $1.6 billion and $1.2 billion available on the revolving credit facility. Ending inventory was $2.0 billion, a reduction of more than $185 million to Q2 of FY21. Long term debt was $146.9 million, compared to $1.3 billion at the end of the prior year second quarter. Additionally, the Company has preferred share obligations of $651.3 million, compared to $625.6 million at the end of the prior year second quarter.

Return of Capital:
The Company's capital priorities remain: 1) investing in the business 2) targeting an Adjusted Debt to EBITDAR ratio below 3.0x and 3) returning capital to shareholders. Aligned with returning capital, the Company has increased its share repurchase authorization from $166 million to a total of $225 million which it will evaluate on an opportunistic basis.
Signet's Board of Directors has, subsequent to quarter end, declared a quarterly cash dividend on common shares of $0.18 per share for the third quarter of Fiscal 2022, payable November 26, 2021 to shareholders of record on October 29, 2021, with an ex-dividend date of October 28, 2021.

Fiscal 2022 Guidance:

	Third Quarter	Fiscal 2022	Previous Fiscal 2022
Total revenue (in billions)	$1.26 to $1.31	$6.80 to $6.95	$6.50 to $6.65
Same store sales (1)	(3%) to 1%	30% to 33%	24% to 27%
Non-GAAP operating income (2) (in millions)	$10 to $25	$618 to $673	$490 to $545
(1) Same store sales include physical stores and eCommerce sales
(2) See description of non-GAAP measures below
Forecasted non-GAAP operating income provided above excludes potential non-recurring charges. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income to corresponding GAAP operating income.

The Company's Third Quarter and Fiscal 2022 Outlook is based on the following assumptions:
1.Continued uncertainty regarding macroeconomic factors exists, including but not limited to the magnitude and duration of COVID-19 resurgence through the Delta variant in key trade areas, extended duration of heightened unemployment, supply chain disruptions, pricing environment changes (including, but not limited to, materials, labor, fulfillment and advertising costs) and government support policies which can impact consumers’ ability to spend, particularly in discretionary categories like jewelry. Further, there can be no assurance that second quarter results and trends will continue for the remainder of the fiscal year and such results and trends are not indicative of future performance. Please see disclosures within the Safe Harbor Statement for other risk factors.
2.While not experienced to-date, Signet continues to expect a shift of consumer discretionary spending away from the jewelry category toward experience-oriented categories within the second half of the fiscal year. The Delta variant has added complexity in predicting the magnitude and timing of this shift. As such, negative low-to-mid single digit same store sales are implied in the fourth quarter. The Company is planning for increased marketing expense and promotions in the back half of the fiscal year to proactively manage against shifts in consumer spending. Depending on the timing and extent of potential shifts in spending, future results could differ materially from current guidance.
3.The Company has increased its gross cost savings expectations for Fiscal 2022 to $85 million to $105 million from $75 million to $95 million. Signet’s continues to identify cost savings to partially mitigate the additional investments required in digital and technology to further strengthen the Company’s competitive advantage and long-term positioning within the jewelry category. Cost savings are expected to benefit both SG&A and gross margin.
4.Signet has narrowed its planned Fiscal 2022 capital expenditures to a range of $190 million to $200 million from $175 million to $200 million.
5.The Company expects to close over 100 stores in Fiscal 2022 and open up to 100 locations, primarily in highly efficient Piercing Pagoda formats.
6.Signet's efforts to mitigate supply chain disruption amongst the pandemic impact on India have been effective thus far. Guidance assumes no material supply chain disruptions for the remainder of the year.

7.Signet continues to put the health and safety of its employees and customers first and will close stores in the event that either is at risk; however, guidance does not contemplate large scale store closures resulting from COVID-19 variants.
8.As previously announced, the Company recently entered into an agreement to wind up its U.K. pension scheme. As such, the Company expects to recognize non-cash, non-operating pre-tax settlement charges totaling approximately $125 million to $150 million by the time the transaction is completed, subject to finalization of any applicable adjustments, true up costs, and the impact of foreign currency. However, the amount of such settlement charges that will be recognized in Fiscal 2022 and thereby impact Fiscal 2022 GAAP earnings cannot be forecasted.

Our Purpose and Sustainable Growth:
As a company with a purpose-inspired business strategy, Signet is committed to ongoing leadership in Corporate Citizenship & Sustainability and views ESG initiatives as an important growth driver. Accordingly, Signet released its set of 44 Corporate Sustainability Goals in June of this quarter. As members of the UN Global Compact, Signet continues its commitment to the Sustainable Development Goals through business operations and philanthropic efforts. For example, in an effort to bring the Company’s legacy corporate giving program in line with its broader Sustainability strategy, Signet has also successfully launched the Signet Love Inspires Foundation. The Foundation’s grant-making policy is aligned with the United Nations Sustainable Development Goals to meaningfully measure Signet’s impact towards solving the world’s most pressing problems, focusing on underserved women and children, and social change advocacy.

Conference Call:
A conference call is scheduled for September 2, 2021 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:
Toll Free Dial-in: +1-844-750-4866
International Dial-in: +1-412-317-5109
Conference call participants may also pre-register at:

https://dpregister.com/sreg/10158960/eb8f404130

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 2,800 stores primarily under the name brands of Kay Jewelers, Zales, Jared, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast,"

"objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: the negative impacts that the COVID-19 pandemic has had, and could have in the future, on Signet's business, financial condition, profitability and cash flows; the effect of steps we take in response to the pandemic; the severity, duration and potential resurgence of the pandemic (including through variants), including whether it is necessary to temporarily reclose our stores, distribution centers and corporate facilities or for our suppliers and vendors to temporarily reclose their facilities; the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain, consumer behaviors such as willingness to congregate in shopping centers and shifts in spending away from the jewelry category and the impact on demand of our products, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions; financial market risks; our ability to optimize Signet's transformation strategies; a decline in consumer spending or deterioration in consumer financial position; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the relevant non-prime outsourcing agreement requiring transition to alternative arrangements through other providers or alternative payment options and our ability to successfully establish future arrangements for the forward-flow receivables; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes, global economic conditions or other developments related to the United Kingdom's exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals; stakeholder reactions to disclosure regarding the source and use of certain minerals; seasonality of Signet's business; the merchandising, pricing and inventory policies followed by Signet and failure to manage inventory levels; Signet's relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize Signet's multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of Signet's OmniChannel retailing and ability to increase digital sales, as well as management of its digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize Signet's real estate footprint; the ability to satisfy the accounting requirements for "hedge accounting," or the default or insolvency of a counterparty to a hedging contract; the performance of and ability to recruit, train, motivate and retain qualified team members; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; security breaches and other disruptions to Signet's information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and jurisdictions in which Signet's subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; difficulty or delay in executing or integrating an acquisition, business combination, major business or strategic initiative; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; or the impact of weather-related incidents, natural disasters, strikes, protests, riots or terrorism, acts of war or another public health crisis or disease outbreak, epidemic or pandemic on Signet's business.
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2021 Annual Report on Form 10-K filed with the SEC on March 19, 2021 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investors:
Vinnie Sinisi
SVP Investor Relations & Treasury
+1-330-665-6530
vincent.sinisi@signetjewelers.com

Media:
Colleen Rooney
Chief Communications & ESG Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

David Bouffard
VP Corporate Affairs
+1-330-668-5369
david.bouffard@signetjewelers.com

GAAP to Non-GAAP Reconciliations
The following information provides reconciliations of the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the Company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the Company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash provided by operating activities, less purchases of property, plant, and equipment. Management considers adjusted free cash flow, defined as free cash flow excluding proceeds from the sale of the non-prime in-house finance receivables, as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Adjusted free cash flow is an indicator used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary purposes.

	26 weeks ended
(in millions)	July 31, 2021	August 1, 2020	August 3, 2019
Net cash provided by operating activities	$458.5	$156.1	$246.6
Purchase of property, plant and equipment	(32.2)	(23.6)	(52.2)
Free cash flow	426.3	132.5	194.4
Proceeds from sale of in-house finance receivables	(81.3)	—	—
Adjusted free cash flow (excluding sale of in-house finance receivables)	$345.0	$132.5	$194.4

	13 weeks ended			26 weeks ended
(in millions)	July 31, 2021	August 1, 2020	August 3, 2019	July 31, 2021	August 1, 2020
Gross margin	$717.6	$224.3	$458.7	$1,396.0	$428.5
Restructuring charges - cost of sales	—	(0.2)	4.4	—	(0.6)
Non-GAAP Gross Margin	$717.6	$224.1	$463.1	$1,396.0	$427.9

	13 weeks ended			26 weeks ended
(in millions)	July 31, 2021	August 1, 2020	August 3, 2019	July 31, 2021	August 1, 2020
Total GAAP operating income (loss)	$225.4	$(89.7)	$(22.4)	$394.1	$(389.3)
Charges related to transformation plan	(0.9)	28.7	27.8	(1.6)	41.0
Asset impairments, net (1)	(0.1)	20.3	47.7	(0.3)	156.6
Rocksbox acquisition-related costs	—	—	—	1.1	—
Gain on sale of in-house finance receivables	(1.4)	—	—	(1.4)	—
Shareholder settlement	—	(1.0)	—	—	7.5
Total non-GAAP operating income (loss)	$223.0	$(41.7)	$53.1	$391.9	$(184.2)

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

	13 weeks ended			26 weeks ended
(in millions)	July 31, 2021	August 1, 2020	August 3, 2019	July 31, 2021	August 1, 2020
North America segment GAAP operating income (loss)	$237.3	$(57.0)	$11.8	$449.3	$(291.2)
Charges related to transformation plan	(0.3)	27.5	14.1	(1.0)	36.0
Asset impairments, net (1)	(0.1)	17.5	47.7	(0.3)	135.4
Gain on sale of in-house finance receivables	(1.4)	—	—	(1.4)	—
Rocksbox acquisition-related costs	—	—	—	1.1	—
North America segment non-GAAP operating income (loss)	$235.5	$(12.0)	$73.6	$447.7	$(119.8)

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

	13 weeks ended			26 weeks ended
(in millions)	July 31, 2021	August 1, 2020	August 3, 2019	July 31, 2021	August 1, 2020
International segment GAAP operating income (loss)	$15.5	$(15.6)	$(1.6)	$(4.2)	$(54.2)
Charges related to transformation plan	—	1.0	0.6	—	4.6
Asset impairments, net (1)	—	2.8	—	—	21.2
International segment non-GAAP operating income (loss)	$15.5	$(11.8)	$(1.0)	$(4.2)	$(28.4)

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

	13 weeks ended			26 weeks ended
(in millions)	July 31, 2021	August 1, 2020	August 3, 2019	July 31, 2021	August 1, 2020
Other segment GAAP operating income (loss)	$(0.1)	$(0.2)	$(9.1)	$(1.0)	$(0.5)
Charges related to transformation plan	—	—	2.7	—	—
Other segment non-GAAP operating income (loss)	$(0.1)	$(0.2)	$(6.4)	$(1.0)	$(0.5)

	13 weeks ended			26 weeks ended
(in millions)	July 31, 2021	August 1, 2020	August 3, 2019	July 31, 2021	August 1, 2020
Corporate and unallocated expenses GAAP operating income (loss)	$(27.3)	$(16.9)	$(23.5)	$(50.0)	$(43.4)
Charges related to transformation plan	(0.6)	0.2	10.4	(0.6)	0.4
Shareholder settlement	—	(1.0)	—	—	7.5
Corporate and unallocated expenses non-GAAP operating income (loss)	$(27.9)	$(17.7)	$(13.1)	$(50.6)	$(35.5)

	13 weeks ended
	July 31, 2021	August 1, 2020	August 3, 2019
GAAP effective tax rate	(1.6)%	17.4%	(11.8)%
Charges related to transformation plan	(0.1)%	(10.9)%	(7.1)%
Asset impairments, net	—%	(5.3)%	39.0%
Rocksbox acquisition-related costs	—%	—%	—%
Gain on sale of in-house finance receivables	(0.2)%	—%	—%
Shareholder settlement	—%	(0.8)%	—%
Non-GAAP effective tax rate	(1.9)%	0.4%	20.1%

	13 weeks ended			26 weeks ended
	July 31, 2021	August 1, 2020	August 3, 2019	July 31, 2021	August 1, 2020
GAAP Diluted EPS	$3.60	$(1.73)	$(0.86)	$5.84	$(5.69)
Charges related to transformation plan	(0.01)	0.55	0.54	(0.02)	0.79
Asset impairments, net	—	0.39	0.92	—	3.02
Rocksbox acquisition-related costs	—	—	—	0.02	—
Shareholder settlement	—	(0.02)	—	—	0.14
Gain on sale of in-house finance receivables	(0.02)	—	—	(0.02)	—
Tax impact of items above	—	(0.32)	(0.09)	(0.01)	(0.98)
Non-GAAP Diluted EPS	$3.57	$(1.13)	$0.51	$5.81	$(2.72)

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended		26 weeks ended
(in millions, except per share amounts)	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Sales	$1,788.1	$888.0	$3,476.9	$1,740.1
Cost of sales	(1,070.5)	(663.9)	(2,080.9)	(1,312.2)
Restructuring charges - cost of sales	—	0.2	—	0.6
Gross margin	717.6	224.3	1,396.0	428.5
Selling, general and administrative expenses	(502.6)	(265.9)	(1,014.6)	(624.3)
Restructuring charges	0.9	(28.9)	1.6	(41.6)
Asset impairments, net	0.2	(20.3)	(1.3)	(156.6)
Other operating income, net	9.3	1.1	12.4	4.7
Operating income (loss)	225.4	(89.7)	394.1	(389.3)
Interest expense, net	(4.4)	(9.4)	(8.3)	(16.5)
Other non-operating income, net	0.1	0.2	0.2	0.3
Income (loss) before income taxes	221.1	(98.9)	386.0	(405.5)
Income tax benefit (expense)	3.5	17.2	(23.0)	126.7
Net income (loss)	$224.6	$(81.7)	$363.0	$(278.8)
Dividends on redeemable convertible preferred shares	(8.6)	(8.3)	(17.2)	(16.5)
Net income (loss) attributable to common shareholders	$216.0	$(90.0)	$345.8	$(295.3)

Earnings (loss) per common share:
Basic	$4.10	$(1.73)	$6.60	$(5.69)
Diluted	$3.60	$(1.73)	$5.84	$(5.69)
Weighted average common shares outstanding:
Basic	52.7	52.0	52.4	51.9
Diluted	62.4	52.0	62.2	51.9

Dividends declared per common share	$0.18	$—	$0.18	$—

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	July 31, 2021	January 30, 2021	August 1, 2020
Assets
Current assets:
Cash and cash equivalents	$1,573.8	$1,172.5	$1,204.0
Accounts receivable, net	13.9	88.7	31.5
Other current assets	175.0	236.6	182.9
Income taxes	54.9	51.7	251.3
Inventories	2,004.7	2,032.5	2,193.1
Total current assets	3,822.3	3,582.0	3,862.8
Non-current assets:
Property, plant and equipment, net of accumulated depreciation and amortization of $1,241.3, $1,198.1 and $1,119.3, respectively	533.2	605.5	645.8
Operating lease right-of-use assets	1,256.2	1,362.2	1,459.9
Goodwill	245.1	238.0	238.0
Intangible assets, net	189.7	179.0	179.0
Other assets	244.1	195.8	179.0
Deferred tax assets	21.3	16.4	13.6
Total assets	$6,311.9	$6,178.9	$6,578.1
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$0.4	$—	$4.6
Accounts payable	730.6	812.6	302.2
Accrued expenses and other current liabilities	463.9	494.1	442.0
Deferred revenue	297.9	288.7	330.9
Operating lease liabilities	322.1	377.3	391.0
Income taxes	25.6	26.0	28.7
Total current liabilities	1,840.5	1,998.7	1,499.4
Non-current liabilities:
Long-term debt	146.9	146.7	1,336.1
Operating lease liabilities	1,052.2	1,147.3	1,263.3
Other liabilities	123.2	111.1	108.9
Deferred revenue	809.4	783.3	699.3
Deferred tax liabilities	132.9	159.2	129.1
Total liabilities	4,105.1	4,346.3	5,036.1
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: authorized 500 shares, 0.625 shares outstanding (January 30, 2021 and August 1, 2020: 0.625 shares outstanding)	651.3	642.3	625.6
Shareholders’ equity:
Common shares of $.18 par value: authorized 500 shares, 53.0 shares outstanding (January 30, 2021 and August 1, 2020: 52.3 outstanding)	12.6	12.6	12.6
Additional paid-in capital	266.8	258.8	250.8
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 17.0 shares (January 30, 2021 and August 1, 2020: 17.7 shares)	(951.0)	(980.2)	(981.1)
Retained earnings	2,509.3	2,189.2	1,943.7
Accumulated other comprehensive loss	(282.6)	(290.5)	(310.0)
Total shareholders’ equity	1,555.5	1,190.3	916.4
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,311.9	$6,178.9	$6,578.1

Condensed Consolidated Statements of Cash Flows (Unaudited)

	26 weeks ended
(in millions)	July 31, 2021	August 1, 2020
Cash flows from operating activities
Net income (loss)	$363.0	$(278.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	83.7	84.8
Amortization of unfavorable contracts	(2.4)	(2.7)
Share-based compensation	25.5	6.3
Deferred taxation	(33.2)	115.0
Asset impairments	1.3	156.6
Restructuring charges	—	11.5
Other non-cash movements	(0.9)	0.7
Changes in operating assets and liabilities, net of acquisition:
Decrease in accounts receivable	18.5	7.0
Proceeds from sale of in-house finance receivables	81.3	—
Decrease in other assets and other receivables	29.7	244.0
Decrease in inventories	33.9	135.3
Increase (decrease) in accounts payable	(95.6)	65.5
Decrease in accrued expenses and other liabilities	(29.6)	(241.1)
Changes in operating lease assets and liabilities	(44.7)	64.2
Increase in deferred revenue	34.2	32.9
Changes in income tax receivable and payable	(3.8)	(243.0)
Pension plan contributions	(2.4)	(2.1)
Net cash provided by operating activities	458.5	156.1
Investing activities
Purchase of property, plant and equipment	(32.2)	(23.6)
Purchase of available-for-sale securities	(1.0)	—
Proceeds from sale of available-for-sale securities	2.9	3.1
Acquisition of Rocksbox Inc., net of cash acquired	(14.4)	—
Net cash used in investing activities	(44.7)	(20.5)
Financing activities
Dividends paid on common shares	—	(19.3)
Dividends paid on redeemable convertible preferred shares	(8.2)	(7.8)
Proceeds from revolving credit facilities	—	900.0
Repayments of revolving credit facilities	—	(80.0)
Payment of debt issuance costs	(3.6)	—
Increase (decrease) of bank overdrafts	0.4	(86.8)
Other financing activities	(4.5)	(9.8)
Net cash (used in) provided by financing activities	(15.9)	696.3
Cash and cash equivalents at beginning of period	1,172.5	374.5
Increase in cash and cash equivalents	397.9	831.9
Effect of exchange rate changes on cash and cash equivalents	3.4	(2.4)
Cash and cash equivalents at end of period	$1,573.8	$1,204.0

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On July 31, 2021, Signet had 2,837 stores totaling 4.2 million square feet of selling space. In the second quarter, store count increased by 4 stores and square feet of selling space decreased 0.2%. Compared to year-end Fiscal 2021, store count increased by 4 stores and square feet of selling space decreased 0.4%.

Store count by segment	January 30, 2021	Openings	Closures	July 31, 2021
North America segment	2,481	27	(22)	2,486
International segment	352	—	(1)	351
Signet	2,833	27	(23)	2,837